Exhibit 11.1

        Motorola, Inc. and Consolidated Subsidiaries
 Pro Forma Primary and Fully Diluted Earnings Per Common and
  Common Equivalent Share Giving Retroactive Effect to the
             March 15, 1994 2-for-1 Stock Split
           (In millions, except per share amounts)

                                          Three Months Ended
                                           April 2,  April 3,
                                             1994      1993
Net Income                                 $   298   $   204
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                          4         4
Adjusted net income                        $   302   $   208

Earnings per common and common equivalent share - Primary:

Weighted average common shares outstanding   557.8     541.8
Common equivalent shares:
   Stock options                              12.9       9.6
   Zero coupon notes due 2009 and 2013        18.6      23.9
Common and common equivalent
   shares - primary (in millions)            589.3     575.3

Net earnings per share - primary            $  0.51   $  0.36

Earnings per common and common equivalent share - Fully Diluted:

Weighted average common shares outstanding   557.8     541.8
Common equivalent shares:
   Stock options                              12.9      10.1
   Zero coupon notes due 2009 and 2013        18.6      23.9
Common and common equivalent
   shares - fully diluted (in millions)      589.3     575.8

Net earnings per share - fully diluted      $  0.51   $  0.36